Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Seitel, Inc. on Form S-8 (File No. 333-122782) of our report dated March 9, 2005 on our audit of the consolidated financial statements and financial statement schedule of Seitel as of December 31, 2004 and for the year then ended, which report is incorporated by reference in this Annual Report on Form 10-K.

/s/ BKD, LLP

Houston, Texas

March 24, 2005